                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            TELEDYNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.*
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------
* $500 fee paid previously in connection with the filing of materials pursuant to Section 240.14a-11(c) on February 24, 1995.

                             [LOGO]  TELEDYNE, INC.
                             2049 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-3101
                       (310) 551-4306  FAX (310) 551-4267

                                                                   April 7, 1995

Dear Fellow Teledyne Shareholder:

WHX Corporation recently decided to seek your votes for only two nominees -- Messrs. LaBow and Olshan, both WHX directors. We think the election of either Mr. LaBow or Mr. Olshan would be detrimental to Teledyne's shareholders and would interfere with the Board's objective of getting the best result for our shareholders.

                                    IMPORTANT
     DO NOT VOTE ANY WHITE PROXY CARDS YOU MAY RECEIVE FROM WHX CORPORATION -- NOT EVEN TO WITHHOLD ON WHX'S NOMINEES. DOING SO MAY HAVE THE EFFECT OF CANCELING YOUR VOTE FOR TELEDYNE'S NOMINEES.
     TO BE CERTAIN THAT YOUR VOTE WILL COUNT FOR TELEDYNE'S NOMINEES, PLEASE MARK, SIGN, DATE AND MAIL TELEDYNE'S GREEN PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY.

           WHX'S NOMINEES HAVE AN IRRECONCILABLE CONFLICT OF INTEREST

WHX and its directors have a simple agenda -- TO ACQUIRE TELEDYNE AT THE CHEAPEST PRICE FOR WHX'S SHAREHOLDERS. That objective is directly opposite to the goals and the duties of Teledyne's directors -- to get the best result for Teledyne's shareholders. Mr. LaBow and Mr. Olshan cannot fulfill both duties. Because their loyalties inevitably are to WHX, Mr. LaBow and Mr. Olshan cannot contribute constructively to -- and in fact would have to excuse themselves from
- -- the Teledyne Board's deliberations. They would only be in a position to disrupt and seek to undermine, for WHX's gain, a process designed to achieve one objective -- maximizing value for Teledyne's shareholders.

                THE BOARD IS UNITED IN ITS OBJECTIVE OF GETTING
                  THE BEST RESULT FOR TELEDYNE'S SHAREHOLDERS

In contrast to the WHX nominees, the Teledyne Board of Directors has a single objective -- to maximize the value of Teledyne for ITS shareholders. In order to fulfill that commitment, the Board hired Goldman Sachs to actively solicit bids to see if a sale of the Company would be better for our shareholders than implementation of the Company's business plan. The process is well under way. Goldman Sachs is working with WHX and other interested parties to see what they are prepared to offer.

The Teledyne Board of Directors, whose members own over 20% of Teledyne's common stock, is committed to getting the best result for Teledyne's shareholders. In addition to long-time directors who have vast experience and expertise relative to the Company, its businesses and prospects, the Company added two new distinguished independent directors in the last several months -- Frank Cahouet, Chief Executive Officer of Mellon Bank Corporation, and Diane Creel, Chief Executive Officer of The Earth Technology Corporation.

            THE PROCESS YOUR BOARD IS PURSUING DEMANDS AND DESERVES
             THE UNDIVIDED ATTENTION AND PARTICIPATION OF DIRECTORS
                WHOSE ECONOMIC INTERESTS ARE IDENTICAL TO YOURS

There is no reason to believe that either Mr. LaBow or his lawyer, Mr. Olshan, can or will add anything beneficial to the Board's deliberations. To the contrary, if elected they would not be able to fulfill their fiduciary duties to Teledyne's shareholders.

YOUR PROXY IS IMPORTANT. We urge you to re-elect your current Board of Directors so that it may continue and complete this process with all its resources. Sign, date and promptly mail the GREEN proxy card in the enclosed postage-paid envelope. Thank you for your support.

On behalf of your Board of Directors,

Sincerely,

               [SIG]                            [SIG]
William P. Rutledge                             Donald B. Rice
CHAIRMAN AND CHIEF EXECUTIVE OFFICER            PRESIDENT AND CHIEF OPERATING OFFICER

                  If you have questions or need assistance in
                                     voting
                          your shares, please contact:
                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                               New York, NY 10010
                                 (212) 929-5500
                                       or
                         CALL TOLL-FREE (800) 322-2885